EXHIBIT 99.24

                                CYPRUS AMAX NEWS

                                                           FOR IMMEDIATE RELEASE


                  CYPRUS AMAX AND ASARCO AMEND MERGER AGREEMENT

DENVER, CO., SEPTEMBER 28, 1999 - CYPRUS AMAX MINERALS COMPANY (NYSE:CYM) TODAY ANNOUNCED THAT IT AND ASARCO INCORPORATED HAD AMENDED THEIR MERGER AGREEMENT TO PERMIT EACH OTHER TO EXPLORE ALTERNATIVES, IN ADDITION TO THE TRANSACTION PROPOSED BY PHELPS DODGE, TO THE ASARCO/CYPRUS AMAX MERGER. CYPRUS AMAX STATED, HOWEVER, THAT IT COULD GIVE NO ASSURANCE THAT ANY TRANSACTION WOULD RESULT FROM THESE EFFORTS.

CYPRUS AMAX ALSO SAID THAT IT AND ASARCO HAVE AGREED THAT EACH IS FREE TO ACT INDEPENDENTLY OF THE OTHER UNTIL 9:00 AM (NEW YORK CITY TIME) ON TUESDAY, OCTOBER 5, 1999. DURING THAT PERIOD EITHER COMPANY CAN UNILATERALLY TERMINATE THE MERGER AGREEMENT UPON PAYMENT OF A TERMINATION FEE WHICH IS BASED ON THE MARKET CAPITALIZATION OF THE COMPANY TERMINATING THE MERGER AGREEMENT. THE TERMINATION FEE, IF PAID BY CYPRUS AMAX UPON THE TERMINATION OF THE MERGER AGREEMENT BY CYPRUS AMAX, WOULD BE $45 MILLION. THE TERMINATION FEE, IF PAID BY ASARCO UPON THE TERMINATION OF THE MERGER AGREEMENT BY ASARCO, WOULD BE $40 MILLION. CYPRUS AMAX AND ASARCO AGREED THAT IF THE MERGER AGREEMENT IS NOT TERMINATED PRIOR TO TUESDAY MORNING THE ORIGINAL TERMS OF THE MERGER AGREEMENT WILL BE REINSTATED IN THEIR ENTIRETY.

CYPRUS AMAX ALSO SAID THAT IT AND ASARCO HAD AGREED TO POSTPONE THEIR SHAREHOLDER MEETINGS CURRENTLY SCHEDULED FOR SEPTEMBER 30, 1999 UNTIL OCTOBER 7, 1999.

CYPRUS AMAX MINERALS COMPANY, HEADQUARTERED IN ENGLEWOOD, COLORADO, IS A LEADING PRODUCER OF COPPER, THE WORLD'S LARGEST PRODUCER OF MOLYBDENUM, AND HOLDS A 30% INTEREST IN KINROSS GOLD CORPORATION. CYPRUS AMAX IS EXPLORING FOR MINERALS WORLDWIDE.

ACTUAL RESULTS MAY VARY MATERIALLY FROM ANY FORWARD-LOOKING STATEMENTS THE COMPANY MAKES. REFER TO THE CAUTIONARY STATEMENT AND RISK FACTORS CONTAINED IN THE COMPANY'S 1998 FORM 10-K.

TO OBTAIN A FAXED COPY OF THIS OR ANY CYPRUS AMAX NEWS RELEASE, CALL 1-800-758-5804, EXT. 224250. NEWS RELEASES CAN ALSO BE ACCESSED VIA THE INTERNET AT HTTP://WWW.PRNEWSWIRE.COM OR AT THE CYPRUS AMAX WEB SITE,
HTTP://WWW.CYPRUSAMAX.COM.

CONTACT: GERALD J. MALYS, SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER, 303-643-5060, OR JOHN TARABA, VICE PRESIDENT & CONTROLLER, 303-643-5244, BOTH OF CYPRUS AMAX MINERALS COMPANY.